Exhibit 99.2

Media Contacts:

Al Butkus	(816) 467-3616
Media Relations	(816) 467-3000
Investor Relations:
Neala Hackett	(816) 467-3562

AQUILA RECEIVES RULING

IN SOUTH HARPER CASE

KANSAS CITY, MO, December 20, 2005 – Aquila, Inc. (NYSE:ILA) today received a ruling from the Missouri Court of Appeals, Western District, in the continuing legal challenge to the construction of the South Harper Peaking Facility and substation in Cass County, Mo. In affirming the injunction granted by the lower court, the appeals court concluded that Aquila must either obtain zoning approval from Cass County or additional authority from the Missouri Public Service Commission.

“There are a number of options available to us and we will consider all of them,” said Keith Stamm, Aquila’s senior vice president and chief operating officer, in response to the court’s decision.

“We have been working to improve our relationship with the community and the residents living in the areas surrounding the plant. We understand their concerns and will do everything possible to address them.”

Aquila has been operating the 315-megawatt (MW) South Harper facility since June to meet the growing need for power in Cass County and the surrounding area. As part of its ongoing community outreach program, the company has been working in partnership with fire and water districts and an emergency management agency to improve the community’s fire services and tornado warning system.

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Add One, Aquila

While the facility meets or exceeds federal, state and local emission requirements, the company has hired two University of Kansas toxicology experts to consult with the plant neighbors. The company also has undertaken several measures to reduce the plant’s noise level even though sound from the facility falls below the residential standards established by Cass County. These measures include installing acoustical packages on starting motor enclosures, vent silencers on the gas turbines and the gas regulating station, and additional sound reducing devices on the main transformer sound reduction walls.

In addition, the company has planted more than 1,000 trees and shrubs in the area surrounding the plant, extended and increased the height of berms and paved several gravel roads in the area of the plant.

Based in Kansas City, Mo., Aquila operates electricity and natural gas distribution utilities serving 1.3 million customers in Colorado, Iowa, Kansas, Michigan, Minnesota, Missouri and Nebraska. The company also owns and operates power generation assets. More information is available at www.aquila.com.

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